Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Amscan Holdings, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-45457) on Form S-4 of Amscan Holdings, Inc. of our report dated February 13, 1998, relating to the consolidated statements of operations, stockholders' (deficit) equity and cash flows for the year ended December 31, 1997, of Amscan Holdings, Inc. and subsidiaries and the related information in the financial statement schedule for the same period, which report appears in the December 31, 1999, annual report on Form 10-K of Amscan Holdings, Inc., and to the reference to our firm under the heading "Experts" in such registration statement.


/s/ KPMG LLP

Stamford, Connecticut
May 10, 2000